[LETTERHEAD OF GRIMSLEY, WHITE & COMPANY]



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



September 24, 2002



The Board of Directors
High Country Bancorp, Inc.


     We consent to the incorporation by reference in the registration statements (File Nos. 333-40385 and 333-69053) on Form S-8 of High Country Bancorp, Inc. of our report dated August 27, 2002 relating to the consolidated statements of financial condition of High Country Bancorp, Inc. as of June 30, 2002, and the related consolidated statements of income, equity and cash flows for the year then ended, which report appears in the Annual Report on Form 10-KSB for the year ended June 30, 2002 of High Country Bancorp, Inc.



                                            /s/ Grimsley, White & Company
                                            Grimsley, White & Company